Exhibit 99.1

For Immediate Release	Contact:	Stacy Frole	(419) 627-2227
May 20, 2010

CEDAR FAIR COMMENCES OFFERING OF $500 MILLION SENIOR UNSECURED NOTES

SANDUSKY, OHIO, May 20, 2010 – Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced its intention to offer its initial issuance of senior unsecured notes. The offering will be $500 million aggregate principal amount of senior unsecured notes due 2020 (the “Notes”) in a private placement, subject to market and other conditions. The Notes will be guaranteed by Cedar Fair’s wholly-owned subsidiaries.

As part of its overall refinancing plan, the Company is also launching the syndication of new senior secured credit facilities. The Company intends to use the net proceeds from the offering of the Notes, along with the new senior secured credit facilities, to repay in full all amounts outstanding under its existing credit facilities.

The Notes will be offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act. The initial issuance and sale of the Notes will not be registered under the Securities Act, and, the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

Some of the statements contained in this news release may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to Cedar Fair’s expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond the Company’s control and could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors could adversely affect the Company’s future financial performance and cause actual results to differ materially from the Company’s expectations, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and the risk factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”). Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company’s Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

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